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                                                                     EXHIBIT 5.1



                   [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]



August 25, 1999


UTI Energy Corp.
16800 Greenspoint Park
Suite 225N
Houston, Texas  77060

Gentlemen:

         We have acted as counsel for UTI Energy Corp., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,002,879 shares of the Company's common stock, $.001 par value (the "Shares"). Of the Shares, 900,000 shares (the "1997 Plan Shares") are to be offered upon the terms and subject to the conditions of the Company's Amended and Restated 1997 Long-Term Incentive Plan, as amended (the "1997 Plan"), 101,826 shares (the "Norton 1997 Plan Shares") are to be offered upon the terms and subject to the conditions set forth in the Norton Drilling Services, Inc. 1997 Stock Option Plan (the "Norton 1997 Plan"), and 1,053 shares (the "Norton 1989 Plan Shares") are to be offered upon the terms and subject to the conditions set forth in Norton Drilling Services, Inc. 1989 Stock Option Plan (the "Norton 1989 Plan").

         In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the 1997 Plan, the Norton 1997 Plan and the Norton 1989 Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the 1997 Plan Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the 1997 Plan, will be duly and validly issued, fully paid and nonassessable; (ii) the Norton 1997 Plan Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Norton 1997 Plan, will be duly and validly issued, fully paid and nonassessable; and (iii) the Norton 1989 Plan Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Norton 1989 Plan, will be duly and validly issued, fully paid and nonassessable;



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         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                         Very truly yours,

                                         /s/ Fulbright & Jaworski L.L.P.

                                         Fulbright & Jaworski L.L.P.